Exhibit 99.2

News Corporation

NEWS RELEASE

For Immediate Release Contact: Media -- Andrew Butcher 212-852-7070

Investors -- Reed Nolte 212-852-7092

Delaware Court of Chancery Denies Plaintiffs' Request For Expedited Trial Date

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New York, NY, October 11, 2005 -- News Corporation announced today that the Delaware Court of Chancery yesterday denied a request to set an expedited trial date in a pending shareholder litigation. The litigation, filed last Friday, challenges the News Corporation Board's decision to extend the expiration of the Company's stockholder rights plan.  Plaintiffs had asked the Court to schedule a trial during the first week of November, but the Court declined to set a trial date at this time.

The Court also agreed to hear News Corporation's motion to dismiss the litigation on November 10, 2005. The Company said that it was very pleased with the Court's decision.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.